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                                  EXHIBIT 23.6



INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in this Registration Statement of
CUC International Inc. on Form S-8 pertaining to the Knowledge Adventure, Inc. 1993 Stock Option Plan and certain individual stock option agreements of our report dated March 13, 1995 (relating to the financial statements of Advance Ross Corporation not presented separately therein), appearing in the CUC International Inc. Current Report on Form 8-K (filed with the Securities and Exchange Commission on September 17, 1996) and the CUC International Inc. Annual Report on Form 10-K for the year ended January 31, 1996.



Deloitte & Touche LLP

Chicago, Illinois
February 11, 1997